Exhibit 99.1

Press Contact:	Investor Relations:
Drew Guthrie	Melissa Kivett	John Egan
Manager, Communications	Senior Vice President	Vice President
and Media Relations	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7197
Fax: 212-859-5893	Fax: 212-859-5893	Fax: 212-859-5893
drew.guthrie@assurant.com	melissa.kivett@assurant.com	john.egan@assurant.com

FOR IMMEDIATE RELEASE

Assurant Appoints J. Kerry Clayton Interim President and Chief Executive

Officer and Michael J. Peninger Interim Chief Financial Officer

New York – July 18, 2007 – Assurant, Inc. (“Assurant”) (NYSE: AIZ), announced today that the Company’s Board of Directors has appointed J. Kerry Clayton, Assurant’s former president and chief executive officer, as well as an employee of the Company for more than 30 years, as interim president and chief executive officer. Assurant also named Michael J. Peninger, currently executive vice president, president and chief executive officer, Assurant Employee Benefits, as the Company’s interim chief financial officer. These appointments are effective immediately. Assurant also expects to appoint an interim successor for Mr. Peninger shortly.

On July 17, 2007, Assurant announced that Robert B. Pollock, president and chief executive officer, and Philip Bruce Camacho, executive vice president and chief financial officer, had been placed on administrative leave by the Company’s Board of Directors after they each received a “Wells notice” from the staff of the Division of Enforcement of the U.S. Securities and Exchange Commission (the “SEC”) in connection with an ongoing industry investigation of certain loss mitigation insurance products.

Assurant continues to cooperate with the SEC in its investigation. As previously announced, the Board has formed a Special Committee of non-management directors to continue evaluating the matter and to recommend appropriate actions to the Board with respect to the investigation. As previously disclosed, the Company believes the SEC’s investigation involves a catastrophe reinsurance contract the Company had with one reinsurer that commenced over a decade ago, expired in 2004, and was not renewed.

“Kerry Clayton is a talented and highly regarded executive with an impressive leadership track record at Assurant and deep knowledge of the Company,” said Board chairman Dr. John Palms. “As former president and CEO of Assurant, Kerry played a pivotal role in bringing Assurant public and developing much of the foundation that has enabled the Company’s successful growth. The Board is highly confident in Kerry’s ability to continue to execute on Assurant’s proven business strategy.

“We are also pleased to appoint Mike Peninger to lead Assurant’s financial operations,” continued Dr. Palms. “He brings both firsthand leadership experience at Assurant, deep knowledge of our corporate culture and a strong background in finance to his new role. Mike has broad experience within Assurant, including being CEO and previously CFO of Assurant Employee Benefits and currently a member of Assurant’s Management Committee. We look forward to his continued contributions.”

“Assurant has a unique business model that has a strong track record of growth and delivering shareholder value,” said Mr. Clayton. “Together with the management team and all Assurant employees, I will continue to focus on our successful business strategy. As always, our priority is to address our customer and partner needs and build on our diversified specialty insurance platform.”

Mr. Clayton, 61, served as chief executive officer of Assurant from 2000 through his retirement in 2006. He also served as president of the Company through June 2005, and vice chairman of Assurant’s Board of Directors through the end of 2006. From 1993 to 1999, Mr. Clayton was executive vice president of Assurant with a variety of responsibilities and, from 1985 to 1993, he served as president of what is now Assurant Employee Benefits. Mr. Clayton also was senior vice president, finance of Assurant from 1981 to 1985. He began his career in 1970 with American Security Group, which was acquired by Assurant in 1980. Mr. Clayton holds an engineering degree from Georgia Tech and a Master of Business Administration from Harvard Business School.

Mr. Peninger, 52, has been president and chief executive officer of Assurant Employee Benefits since January 1999. Mr. Peninger started his career at Northwestern National Life in 1977 as an actuary. He joined Assurant Employee Benefits in 1985 as a corporate actuary and has held various positions within the Company. In 1991, Mr. Peninger was appointed senior vice president and chief financial officer and in 1993 he became senior vice president of finance and claims of Assurant Employee Benefits. In 1998, Mr. Peninger was appointed executive vice president. Mr. Peninger is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries.

Assurant is a premier provider of specialized insurance products and related services in North America and selected international markets. Its four key businesses—Assurant Employee Benefits, Assurant Health, Assurant Solutions and Assurant Specialty Property—have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments worldwide.

Assurant, a Fortune 500 company, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has more than $20 billion in assets and $7 billion in annual revenue. The Assurant Web site is www.assurant.com.

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